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                                                                    EXHIBIT 4.1

                               SUIZA FOODS CORPORATION
                      CERTIFICATE OF DESIGNATION OF PREFERENCES
                             OF SERIES A PREFERRED STOCK



The undersigned, Gregg L. Engles, does hereby certify:

    (a) that he is, and at all times mentioned herein was, the duly elected and acting Chairman and Chief Executive Officer of Suiza Foods Corporation, a Delaware corporation (the "Corporation");

    (b) that the Corporation's Certificate of Incorporation filed on September 19, 1994, as amended (the "Certificate of Incorporation") authorizes the directors to adopt resolutions fixing the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any series of Preferred Stock; and

    (c) the Board of Directors adopted the following resolution by unanimous written consent dated October 20, 1997:

    WHEREAS, the Certificate of Incorporation authorizes a class of stock designated Preferred Stock (the "Preferred Stock"), comprising 1,000,000 shares, par value $0.01 per share, and provides that such Preferred Stock may be issued from time to time in one or more series, and vests authority in the Board of Directors of the Corporation, within the limitations and restrictions stated in
Article IV of the Certificate of Incorporation, to fix or alter the voting powers, designations, preferences and relative participating, optional or other special rights, rights and terms of redemption, the redemption price or prices and the liquidation preferences of any wholly unissued series of Preferred Stock within the limitations set forth in the Delaware General Corporation Law;

    WHEREAS, the Corporation has not previously filed with the Secretary of the State of Delaware a "Certificate of Designation of Preferences of Preferred Stock" with respect to any shares of the Corporation's authorized but unissued Preferred Stock;

    WHEREAS, based on the foregoing, there remains the full 1,000,000 shares of the Corporation's authorized but unissued Preferred Stock eligible for designation by the Corporation with respect to new series thereof;

    WHEREAS, the Corporation proposes to make an offering of up to 11,691 shares of a new series of Preferred Stock (the "Offering"); and

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    WHEREAS, it is the desire of the Board of Directors to designate a series of Preferred Stock and to fix the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in connection with the Offering;

    NOW, THEREFORE, BE IT RESOLVED, that the Corporation, does hereby designate 11,691 shares of authorized but unissued Preferred Stock as Series A Preferred Stock (the "Series A Preferred Stock"), and does hereby fix the voting powers, preferences, and relative participation, optional, or other special rights and qualifications, limitations, or restrictions thereof as follows:

         1. STATED VALUE. The Series A Preferred Stock shall have a stated value of $320 per share.

         2. DIVIDENDS. The holders of Series A Preferred Stock, in preference to the holders of the Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available to distribution to stockholders, cumulative dividends of $25.60 per share per annum, and no more. Dividends shall accumulate and (if declared) be payable semiannually on the first day of March and September in each year (each a "Dividend Payment Date" or collectively, "Dividend Payment Dates"), commencing March 1, 1998, except that if any Dividend Payment Date is not a business day in Dallas, Texas, then such semi-annual dividend shall be payable on the next succeeding business day and such next succeeding business day shall be the Dividend Payment Date. Dividends on the shares of Series A Preferred Stock shall accrue and be cumulative from the date of their original issue and (if declared) will be payable on each Dividend Payment Date to stockholders of record on the record date, which shall be not more than 45 days nor less than 10 days preceding such Dividend Payment Date, fixed for such purpose by Board of Directors in advance of such Dividend Payment Date. If no date is fixed by the Board of Directors, the record date shall be 10 days preceding the Dividend Payment Date. The amount of dividends payable on shares of Series A Preferred Stock for each full semiannual dividend period shall be computed by dividing $25.60 by two. Dividends payable on the Series A Preferred Stock for any period less than a full semiannual period shall be computed on the basis of a 360-day year of twelve 30-day months; provided, however, that the dividends payable on the Series A Preferred Stock for the initial dividend period shall be $12.80. Notwithstanding the foregoing, and except as provided below in Section 4 with respect to certain redemptions, dividends on the Series A Preferred Stock do not accrue until the applicable Dividend Payment Date, at which time they accrue in full. Dividends paid on shares of Series A Preferred Stock in an amount less than the total amount of the dividends at the time, accumulated and payable on such shares shall be allocated PRO RATA on a share-by-share basis among all such shares at the time outstanding. No interest shall be payable on any dividends paid after the applicable Dividend Payment Date.

         So long as any shares of Series A Preferred Stock shall be outstanding, no dividend shall be paid or declared, no funds shall be set aside for payment of dividends, and no distribution shall be made on the Common Stock or other Preferred Stock of the

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    Corporation ranking junior to the Series A Preferred Stock until all dividends accrued on the Series A Preferred Stock have been paid for the current and all prior dividend periods.

         3. LIQUIDATION PREFERENCE. Upon the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive in full out of the assets of the Corporation available for distribution to stockholders, including its capital, before any amount shall be paid to, or distributed among, the holders of Common Stock or other Preferred Stock ranking junior to the Series A Preferred Stock, the sum of $320 per share, plus all accrued and unpaid dividends to the time of payment.

         4.   REDEMPTION.

              4.01 OPTION TO REDEEM. Outstanding shares of Series A Preferred Stock may be redeemed, as a whole or in part, at the option of the Corporation by vote of its Board of Directors at any time or from time to time, upon no less than 30 or more than 120 days' notice. If less than all the outstanding shares of the Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be determined by lot or pro rata, in the manner that the Board of Directors prescribes. The redemption price for shares of the Series A Preferred Stock shall be $320 per share plus accrued and unpaid dividends to the date fixed for redemption. For purposes of redemptions made under this Section 4.01 only, pro rata dividends on any shares of Series A Preferred Stock to be redeemed shall be deemed to accrue as of the date fixed for redemption upon satisfaction of the requirements set forth in Section
         4.03 below.

              4.02 NOTICE. Written notice of redemption shall be given to each holder of record of the shares of Series A Preferred Stock to be redeemed, by mailing a notice of redemption to the holder by first class mail, at the holder's address as it shall appear on the stock record books of the Corporation, at least 30 days and not more than 120 days before the date fixed for redemption. Each notice shall specify the shares of stock to be redeemed, the redemption price, the date fixed for redemption, the place for payment of the redemption price and for surrender of the certificate representing the shares to be redeemed, and if less than the total number of shares held by the holder are to be redeemed, the number of shares of the holder to be redeemed.

              4.03 SET ASIDE OF REDEMPTION FUNDS. If notice of redemption shall have been given as provided in Section 4.02 and if, on or before the date fixed for redemption, the redemption price shall have been provided and set aside by the Corporation (with a bank with trust powers or in a separate account of the Corporation) for the pro rata benefit of the holders of the shares called for redemption, then, from and after the date fixed for redemption, the shares of Series A Preferred Stock called for redemption shall no longer be deemed outstanding, the dividends on the shares shall cease to accumulate, and all rights

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         with respect to the shares shall cease and terminate, except only the right of the holders of the shares to receive the redemption price of the shares called for redemption, but without interest. The Board of Directors may designate a bank with trust powers as a depositary of the funds to be used for redemption of the shares and as agent of the Corporation for the giving of the notices of redemption, the receipt of the shares called for redemption and the payment of the redemption price, the acts of the designated agent on behalf of the Corporation to be as effective and to have the same results as if the acts were done by the Corporation.

              Any monies deposited by the Corporation with a designated bank and unclaimed at the end of six years from the date fixed for redemption shall be repaid to the Corporation upon its request, after which repayment the holders of the shares called for redemption shall look only to the Corporation for the payment of those monies.

              4.04 NO SINKING FUND. The Corporation shall not be obligated to make payments into or to maintain any sinking fund for the Series A Preferred Stock.

         5. VOTING. Each share of Series A Preferred Stock shall have one vote on all matters upon which holders of Common Stock are entitled to vote. Shares of Series A Preferred Stock and shares of Common Stock shall be treated as one class or series of shares for all voting purposes except to the extent a class or series vote is provided by law.

         6. PREEMPTIVE RIGHTS. No holders of any shares of Series A Preferred Stock, as such, shall have any preemptive or preferential right to subscribe for or purchase any shares of any class or series of capital stock of the Corporation, now or later authorized, or any securities convertible into, or carrying options or warrants to purchase, shares of any class or series, now or later authorized, whether issued for cash, property, services, by way of dividends or otherwise.

         7. LIMITATIONS. In addition to other rights as may be provided under applicable law, without the affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock, the Corporation may not authorize or create any class or series of stock ranking prior to the Series A Preferred Stock with respect to dividends or the distribution of assets in liquidation.

    The undersigned further certifies that the authorized number of shares of Preferred Stock is 1,000,000 and that the number of shares of this series of Preferred Stock, the Series A Preferred Stock, none of which has been issued, is 11,691.

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    IN WITNESS WHEREOF, Suiza has caused this Certificate to be executed by its duly authorized representative as of November 17, 1997.


                                     SUIZA FOODS CORPORATION


                                     By: /s/ Gregg L. Engles
                                        -----------------------------------
                                     Name: Gregg L. Engles
                                     Title: Chairman and Chief Executive Officer

ATTEST:



By: /s/ Tracy L. Noll
   ---------------------------
Name: Tracy L. Noll
Title: Secretary